Exhibit 10.1

April 26, 2026
Jason Weidman
5810 Blank Road
Sebastopol, CA 95472

Dear Jason,
On behalf of Teleflex Incorporated (the “Company”), I am pleased to confirm our offer of employment as President and Chief Executive Officer (“CEO”) effective June 8, 2026 (the “Start Date”). You will report directly to the Board of Directors of the Company (the “Board”). You will primarily perform your duties from (i) your office in California, from the Start Date until the date that is twelve (12) full months after the Start Date (such date, the “Anniversary Date”) and (ii) our headquarters in Wayne, Pennsylvania, beginning on the Anniversary Date and thereafter, in each case, subject to travel as required for business needs. All capitalized terms used but not defined herein have the meaning given to them in the Senior Executive Severance Agreement attached hereto as Exhibit A. This “Offer Letter” shall be effective as of the Start Date, and if your employment with the Company does not begin on the Start Date, this Offer Letter shall be void ab initio.
The terms and conditions of your employment as CEO are as follows:
Employment Term: The term of your employment shall start on the Start Date and continue until the date of your resignation or the termination of your employment by the Company or due to your death or disability. Your employment is “at will” and is terminable by you or the Company at any time (for any reason or no reason). Your employment with the Company is subject to completion of background screening and the standard onboarding procedures (including work eligibility verification) of the Company, which shall all be completed prior to the Start Date.
Position and Duties: In your capacity as CEO, you will have general supervision over the business of the Company and will perform all duties, and have the authority, incident to the office of CEO and such other duties consistent with your position as CEO as may from time to time be assigned to you by the Board. Except with the prior written consent of the Board, you will not, while employed by the Company, undertake or engage in any other employment, occupation or business enterprise that would interfere with your duties and responsibilities. You shall devote substantially all of your business time and your business judgment, knowledge and skill to the performance of your duties; provided, however, that the foregoing shall not prevent you from (i) providing services to or participating in non-profits organizations, including, charitable, civic, educational, professional, community, and industry affairs, (ii) serving on the boards of directors of non-profit organizations, (iii) serving on the boards of directors of for-profit companies that are not direct competitors of the Company (with prior written consent of the Board) commencing no earlier than three (3) years after the Start Date, and (iv) managing your personal investments and legal affairs. During your employment term as CEO, you will be nominated by the Board to be a member of the Board, which such position shall be subject to election by the shareholders of the Company at the first meeting of shareholders where members of the Board are elected following the Start Date and thereafter.
Base Salary: You shall be paid an annual base salary of $1,000,000. Your base salary will be paid in accordance with the Company’s payroll cycle. Your base salary shall be reviewed at least annually by the Board for increase but not decrease; provided, however, that the Board shall be permitted to decrease your base salary if the base salaries of all other senior executives of the Company are also downwardly adjusted on a pro-rata basis.
Target Annual Cash Bonus: You will be eligible to receive a target annual cash bonus equal to 125% of your base salary (“Target Bonus”). Your annual cash bonus, if any, is anticipated to be paid pursuant to the Annual Incentive Plan at the time and subject to the terms and conditions (including service and performance criteria) of bonuses paid to other executive officers of the Company under the same plan in which you are participating. For 2026, your annual cash bonus shall be prorated for the period from the Start Date through the end of 2026 and shall be paid by March 15, 2027 in an amount that is no less than the product of (x) $1,250,000 and (y) the ratio that is the number of days from the Start Date through December 31, 2026 over 365, provided that you remain employed with the Company through December 31, 2026, except to the extent your employment is terminated by the Company without Cause between the Start Date and December 31, 2026.
Equity Awards: You will be recommended for a grant of restricted stock units under the Teleflex Incorporated 2023 Stock Incentive Plan (the “Plan”) with a grant date fair value of $7,000,000 (the “RSU Award”) and a grant of stock options under the Plan with a grant date fair value of $1,000,000 (the “Option Award”), subject to approval of the Compensation Committee of the Board. Subject to your continued employment through the applicable vesting dates, the RSU Award will vest in substantially equal installments on each of the first four anniversaries of the date on which it is granted and the Option Award will vest in substantially equal installments on each of the first three anniversaries of the date on which it is granted. The RSU Award and the Option Award shall be subject to the terms and conditions of the Plan and the award agreements pursuant to which the RSU Award and the Option Award are granted. Your compensation package also includes your eligibility to receive additional equity awards starting in 2027, and your initial annual target equity award value (such value as determined in the discretion of the Company) will be $7,000,000.
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Replacement Bonus: Subject to you delivering to the Company documentation satisfactory to the Company evidencing that you forfeited already vested (as of your date of termination) cash, restricted stock or performance stock incentive compensation from your prior employer due to your acceptance of the CEO position with the Company, the Company will provide you with a lump sum payment on December 31, 2026 equal to the value of such forfeited incentive compensation (such forfeited value as determined in the discretion of the Company) up to $800,000, provided that you remain employed with the Company through December 31, 2026, except to the extent your employment is terminated by the Company without Cause between the Start Date and December 31, 2026.
Severance: Your severance terms will be in accordance with and subject to the Senior Executive Severance Agreement attached hereto as Exhibit A and the Executive Change of Control Agreement attached hereto as Exhibit B.
Employee Benefits: You will be eligible for benefits coverage under the qualified plans of the Company on the first day of the month following the Start Date. These plans currently include, among others, a 401(k) retirement plan, group life and health insurance and employee assistance programs. You will also be eligible to participate in executive-level non-qualified benefits, including deferred compensation opportunities, as may be provided by the Company from time to time.
Relocation Reimbursement: You will be eligible for reimbursement of any expenses incurred in connection with relocating to Wayne, Pennsylvania as set forth in the Relocation and Temporary Housing Benefit Summary attached hereto as Exhibit C.
Indemnification; Directors and Officers Liability Insurance: The Company shall provide you with indemnification and directors’ and officers’ liability insurance coverage on terms no less favorable than provided to any other executive officer or director of the Company. The provisions of this section shall survive the termination of this Offer Letter and your employment with the Company.
Legal Fee Reimbursement: The Company shall reimburse you for all attorneys’ fees incurred by you in connection with the negotiation and preparation of this Offer Letter and matters related hereto up to a maximum of $20,000, payable within 30 days following your submission to the Company of invoices to substantiate such expenses, which such invoices must be submitted no later than 30 days following the Start Date; provided that you shall be permitted to redact such invoices to preserve attorney client privilege.
Tax Matters; Section 409A: All amounts provided pursuant to this Offer Letter shall be subject to reduction for applicable taxes required to be withheld by applicable law. This Offer Letter and the Company’s obligations hereunder are intended to be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and rulings thereunder and shall be so construed.
Code of Ethics; Other Agreements: As a condition of employment, you will be required to sign an acknowledgement form stipulating compliance with the Teleflex Code of Ethics Program and
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the Company’s other written policies and procedures, as well as a copy of our standard form agreement covering confidentiality, assignment of inventions, and competition.
Governing Law: This Offer Letter will be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania without regard to its choice of law rules.
Entire Agreement: This Offer Letter together with its attachments contains the entire understanding between you and the Company as to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions by and between you and the Company with respect to the subject matter hereof. In executing this Offer Letter, neither party to this Offer Letter relies on any term, condition, promise, or representation other than those expressed in this Offer Letter.
Amendment; Assignment: This Offer Letter may not be amended or modified other than by a written agreement executed by you and the Company, nor may any provision hereof be waived other than by a writing executed by you or the Company. This Offer Letter may not be assigned by you. This Offer Letter may be assigned by the Company.
Representations: In order to induce the Company to enter into this Offer Letter and offer you the position of CEO of the Company, you represent, warrant and covenant to the Company that you have the legal capacity and unrestricted right to execute and deliver this Offer Letter, accept the position as CEO of the Company and to perform all of your obligations as CEO of the Company and such execution, delivery and performance will not violate or be in conflict with any fiduciary or other duty, instrument, agreement, document, arrangement or other understanding to which you are a party or by which you are or may be bound or subject, including, but not limited to, any non-competition, non-solicitation, confidentiality or other similar covenant or agreement.
Acknowledgement: You represent and certify: that you have carefully read and fully understand all of the provisions and effects of this Offer Letter, and you have been given the opportunity to thoroughly discuss all aspects of it with your personal attorney; that you are voluntarily entering into this Offer Letter; and that neither the Company nor its agents, representatives or attorneys, make any representations concerning the terms or effects of this Offer Letter other than those contained herein. This Offer Letter was drafted mutually between the parties and shall not be construed otherwise.
Counterparts. This Offer Letter may be executed in one or more counterparts but shall not be effective until each party has executed at least one counterpart. Each such counterpart shall constitute an original of this Offer Letter, but all the counterparts shall together constitute the same instrument. It shall not be necessary in making proof of this Offer Letter or any counterpart hereof to produce or account for any of the other counterparts.
We are excited and pleased to extend this Offer Letter to you and look forward to working with you as our CEO. Please complete the offer acknowledgement and acceptance below and return it to me promptly.
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[Signature Page Follows]
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Sincerely,
/s/ Andrew Krakauer
Name: Andrew Krakauer
Title: Director

Acceptance of Offer:

/s/ Jason Weidman
Name: Jason Weidman
[Signature Page to Offer Letter]

Exhibit A
SENIOR EXECUTIVE OFFICER SEVERANCE AGREEMENT
THIS SENIOR EXECUTIVE OFFICER SEVERANCE AGREEMENT (this “Agreement”) is made as of April [●], 2026, by and between TELEFLEX INCORPORATED (the “Company”, and together with its subsidiaries and affiliates, the “Company Group”) and Jason Weidman (“Executive”). This Agreement shall be effective as of the Start Date (as defined below), and if Executive’s employment with the Company does not begin on the Start Date, this Agreement shall be void ab initio.
BACKGROUND
A.    Executive is to be employed by the Company as its Chief Executive Officer effective as of June 8, 2026 (the “Start Date”).
B.    The purpose of this Agreement is to provide for certain severance compensation and benefits to be paid or provided to Executive in the event of the termination of Executive’s employment under circumstances specified herein and to provide also for certain commitments by Executive respecting the Company Group.
TERMS
In consideration of the mutual promises, benefits and covenants herein contained, the Company and Executive hereby agree as follows:
1.Definitions. The following terms used in this Agreement with initial capital letters have the respective meanings specified therefor in this Section or as otherwise indicated in this Agreement.
“Anniversary Date” means the date that is twelve (12) full months after the Start Date.
“Annual Incentive Plan” means the Management Incentive Plan (MIP) or Executive Incentive Plan (EIP) of the Company providing for the payment of annual bonuses to certain employees of the Company Group, including Executive, as such plans may be amended from time to time or, if such plans shall be discontinued, any similar plan or plans of the Company Group in effect at any relevant time and in which Executive is a participant.
“Base Salary” means the annualized base rate of salary paid to Executive as such may be in effect from time to time.
“Board” means the Board of Directors of the Company.
“Cause” means (a) misappropriation of funds or any other act by Executive involving fraud or dishonesty, (b) conviction of or plea of guilty or nolo contendre of a crime involving moral turpitude or any felony or any material breach by Executive of any securities or other law or regulation or any Company policy, or (c) gross negligence in the performance of duties, which gross negligence has had a material adverse effect on the business, operations, assets, properties or financial condition of the Company Group taken as a whole, the willful or repeated refusal or failure substantially to perform Executive’s material obligations and duties hereunder or those reasonably directed by the Board (except in connection with a Disability) or the carrying out by Executive of any activity, or Executive making any public statement, which prejudices or reduces the good name and standing of the Company Group. Any determination of Cause by the Company shall not be made until Executive has been given written notice detailing the specific Cause event and, to the extent such Cause event is curable, a period of 10 business days following receipt of such notice to cure such event.
“Change of Control Severance Agreement” means the Executive Change of Control Agreement between the Company and Executive relating to termination of employment of Executive after the occurrence of a Change of Control (as defined in such agreement).
“Code” means the Internal Revenue Code of 1986, as amended.
“Disability” means Executive’s continuous illness, injury or incapacity for a period of six consecutive months.
“Good Reason” means a Termination of Employment initiated by Executive by Notice of Termination, in accordance with Section 3, upon one or more of the following occurrences; provided that as soon as practicable, but not more than 90 days, after Executive becomes aware of such occurrence and before such Notice of Termination is given, Executive shall have given notice of Good Reason to the Company and the Company shall not have fully corrected the situation within 30 days after such notice of Good Reason:
(a)No longer permitting Executive to work remotely from Executive’s office in California between the Start Date and the Anniversary Date or, beginning on the Anniversary Date, a change of the principal office or workplace assigned to Executive to a location more than 25 miles distant from its location immediately prior to such change;
(b)A material reduction by the Company of the title, duties, responsibilities, reporting relationship or position of Executive; provided that if the Company sells or otherwise disposes of any part of its business or assets or otherwise diminishes or changes the character of its business, the change in the magnitude or character of the Company’s business resulting therefrom will not itself be deemed to be a reduction of Executive’s responsibilities, authority or status within the meaning of this clause (b);
(c)Any material breach by the Company Group of the terms of this Agreement, or the Offer Letter Agreement between the Company and Executive, dated April [●], 2026; or
(d)A material reduction of Executive’s Base Salary or a material reduction in Executive’s annual target incentive opportunity under the Annual Incentive Plan.
“Health Care Continuation Period” means the period commencing on the Termination Date and ending on the earlier of (a) the last day of the Severance Compensation Period or (b) the first date on which Executive is eligible to participate in a health care plan maintained by another employer.

“Insurance Benefits Period” means the period commencing on the Termination Date and ending on the earlier of (a) the last day of the Severance Compensation Period or (b) the first date on which Executive is eligible to participate in a life and/or accident insurance plan maintained by another employer.
“Performance Period” means, with respect to any compensation payable (in cash or other property) the amount or value of which is determined by reference to the performance of participants or the Company or the fulfillment of specified conditions or goals, the period of time over which such performance is measured or the period of time in which such conditions or performance goals must be fulfilled.
“Section 409A” means Section 409A of the Code and the Treasury Regulations and other guidance issued thereunder.
“Severance Compensation Period” means the 24-month period commencing on the day after the Termination Date.
“Termination Date” means the date specified in a Notice of Termination complying with the provisions of Section 3, as such Notice of Termination may be amended by mutual consent of the parties, which date shall be the date Executive’s Termination of Employment occurs.
“Termination of Employment” means the termination of Executive’s active employment relationship with the Company for any reason, other than a cessation occurring (a) by reason of Executive’s death or Disability or (b) under circumstances that would entitle Executive to receive compensation and benefits pursuant to the Change of Control Severance Agreement. Executive’s Termination of Employment for all purposes under this Agreement that are in relation to a payment subject to Section 409A will be determined to have occurred in accordance with the “separation from service” requirements of Section 409A.
“Termination Year” means the year in which Executive’s Termination Date occurs.
2.Continued Employment of Executive. The parties acknowledge that Executive’s employment by the Company is at will and, except as the parties may hereafter agree in writing, such employment may be terminated by either party at any time, subject only to the giving of prior notice pursuant to Section 3. Nothing in this Agreement shall be construed as giving Executive any right to continue in the employ of the Company.
3.Notice of Termination. The party initiating any Termination of Employment shall give written notice thereof to the other party (a “Notice of Termination”) in accordance with Section 12. A Notice of Termination shall (a) state with reasonable particularity the reasons for such Termination of Employment, if any, that are relevant to Executive’s right to receive compensation and benefits pursuant to this Agreement and (b) specify the date such Termination of Employment shall become effective; provided that Executive shall give the Company at least 30 days’ prior notice. Upon Termination of Employment, regardless of the reason for the termination or whether the employment relationship is terminated by Executive or by the Company, Executive shall automatically be deemed to have resigned from all positions that Executive holds as an officer or, to the extent applicable, as a member of the Board (or a committee thereof) or any similar governing body of the Company or any of its subsidiaries or affiliates, effective as of the date of Executive’s Termination of Employment, and Executive shall execute all documentation requested by the Company to evidence such resignation.
4.Compensation upon Termination of Employment. Upon any Termination of Employment, Executive shall be entitled to any earned but unpaid Base Salary through the Termination Date (paid promptly following the Termination Date) and such other vested benefits as may be due to Executive as governed by the terms and conditions of any applicable plan of the Company Group. Subject to the terms of this Agreement, upon Termination of Employment (i) by the Company other than for Cause or (ii) by Executive for Good Reason, Executive will receive from the Company the following payments and benefits:
(a)Cash Bonuses for Years Preceding the Termination Year. If any cash bonus pursuant to the Annual Incentive Plan in respect of a Performance Period that ended before the Termination Year shall not have been paid to Executive on or before the Termination Date, the Company will pay Executive such bonus in the amount of Executive’s award earned for the Performance Period in the form of a single lump sum cash payment on the latest of (i) the 60th day following the Termination Date, (ii) the date that is two and one-half months following the end of the Performance Period, or (iii) the date the bonus is payable in accordance with the terms of the Annual Incentive Plan.
(b)Payment of Annual Incentive Plan Award for Performance Period Not Completed Before the Termination Date. If the Termination Date occurs before the last day, but after completion of at least six months, of a Performance Period under the Annual Incentive Plan, the Company will pay Executive the Prorated Amount of Executive’s award under the Annual Incentive Plan for that Performance Period. The amount of the award, from which the Prorated Amount is derived, shall be determined based on the degree to which each performance goal on which such award is based has been achieved at the end of the Performance Period (provided that any individual performance component shall be equal to the target award amount for such component). The “Prorated Amount” of the award means an amount equal to the portion of the award that bears the same ratio to the amount of the award as the portion of such Performance Period expired immediately before the Termination Date bears to the entire period of such Performance Period. The amount to which Executive is entitled under this Section 4(c) shall be paid in the form of a single lump sum cash payment on the latest of (i) the 60th day following the Termination Date, (ii) the date that is two and one-half months following the end of the Performance Period, or (iii) the date the bonus is payable in accordance with the terms of the Annual Incentive Plan.
(c)Continuation of Base Salary. The Company will continue during the Severance Compensation Period to pay Executive’s Base Salary as in effect immediately prior to the Termination Date in accordance with the Company’s standard payroll procedures beginning on the 60th day following the Termination Date.
(d)Vehicle Allowance. If Executive received a cash vehicle allowance as of the Termination Date, Executive shall be entitled to continue to receive such cash vehicle allowance during the Severance Compensation Period in an amount equal to the cash vehicle allowance in place immediately prior to the Termination Date. The allowance shall be paid in equal monthly payments during the Severance Compensation Period.
(e)Outplacement. The Company shall reimburse Executive for expenses incurred for outplacement services during the Severance Compensation Period, up to a maximum aggregate amount of $20,000, which services shall be provided by an outplacement agency selected by Executive. The Company shall reimburse Executive within 30 days following the date on which the Company receives proof of payment of such expense, which proof must be submitted no later than December 1st of the calendar year after the calendar year in which the expense was incurred. Notwithstanding the foregoing, Executive shall only be entitled to reimbursement for those outplacement service expenses incurred by Executive on or prior to the last day of the second calendar year following the Termination Year.
(f)Health Care Coverage. During the Health Care Continuation Period, the Company will provide health (including dental) care coverage under the Company’s then-current health care plan for Executive and Executive’s spouse and eligible dependents on the same basis as if Executive had continued to be employed during that period. If the Company determines that continuation of coverage under the Company’s health care plan for Executive and Executive’s spouse and eligible dependents results in a violation of Section 105(h) of the Code or Executive and Executive’s spouse and eligible dependents are not eligible to continue health care coverage under the Company’s health care plan, the Company will provide Executive with a monthly payment during the Health Care Continuation Period equal to the employer portion of Executive’s coverage under the health care plan for the month immediately prior to the Termination of Employment.
(g)Life and Accident Insurance. Subject to the terms, limitations and exclusions of the plans of the Company Group for provision of life and accident insurance and the Company Group’s related policies of group insurance, (i) during the Insurance Benefits Period the Company will provide life and accident insurance coverage for Executive comparable to the life and accident insurance coverage that Executive last elected to receive as an employee under the applicable plan for such benefits, subject to modifications from time to time of the coverage available under such plan or related insurance policies that are applicable generally to executive officers of the Company. The cost of providing such insurance will be borne by the Company and Executive in accordance with the Company’s policy then in effect for employee participation in premiums, on substantially the same terms as would be applicable to an executive officer of the Company.
5.Deductions and Taxes. Amounts payable by the Company pursuant to this Agreement shall be paid net of (a) taxes withheld by the Company in accordance with the requirements of law and (b) deductions for the portion of the cost of certain benefits to be borne by Executive pursuant to Section 4. This Agreement is intended to be exempt from or compliant with the requirements of Section 409A, including current and future guidance and regulations interpreting such provisions, and should be interpreted accordingly.    For purposes of this Agreement, all rights to payments and benefits hereunder shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A. If under this Agreement, an amount is to be paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment. Whenever a payment specifies a payment period, the actual date of payment within such specified period shall be within the sole discretion of the Company, and Executive shall have no right (directly or indirectly) to determine the year in which such payment is made. In the event a payment period straddles two consecutive calendar years, the payment shall be made in the later of such calendar years to the extent necessary to comply with Section 409A. Notwithstanding any other provision with respect to the timing of payments under this Agreement, to the extent necessary to comply with the requirements of Section 409A if Executive is a “specified employee”, any payments to which Executive may become entitled under this Agreement that are subject to Section 409A (and not otherwise exempt from its application) and would otherwise have been paid prior to the six-month anniversary of the date of termination will be withheld until the first business day after the six-month anniversary of the date of termination, at which time Executive shall be paid the aggregate amount of all such payments in a lump sum. Any reimbursement by the Company during any taxable year of Executive will not affect any reimbursement by the Company in another taxable year of Executive. Any right to reimbursement is not subject to liquidation or exchange for another benefit. To the extent that the right to any payment provides for the deferral of compensation within the meaning of Section 409A, references to Executive’s “termination” or

“resignation” of employment will be construed to mean Executive’s “separation from service” within the meaning of Section 409A(a)(2)(A)(i). Notwithstanding anything in this Agreement to the contrary, the Company and its successors shall not be liable to Executive or any other person if the Internal Revenue Service or any court or other authority having jurisdiction over such matter determines for any reason that any amount hereunder is subject to taxes, penalties or interest as a result of failing to comply with Section 409A.
6.Executive’s General Release and Resignations. As a condition to the obligations of the Company to pay severance compensation and provide benefits pursuant to Section 4, a general waiver of claims and release agreement materially consistent with the Company’s standard release and that does not require Executive to agree to an extension of the restrictive covenant time periods under Section 8 or waive Executive’s then-existing rights to severance or indemnification (the “Release”) shall be timely executed and delivered to the Company by Executive, and Executive shall not thereafter revoke the Release. If Executive fails to execute, or if Executive revokes, the Release, no payments or benefits shall thereafter be made or provided to Executive pursuant to this Agreement, and Executive shall be required to reimburse to the Company any payments or benefits received by Executive pursuant to this Agreement, but Executive’s obligations pursuant to Sections 7 and 8 shall continue in force.
7.Confidential Information. Executive acknowledges that, by reason of Executive’s employment by and service to the Company, Executive has had and will continue to have access to confidential information of the Company Group, including information and knowledge pertaining to products and services offered, innovations, designs, ideas, plans, trade secrets, proprietary information, distribution and sales methods and systems, sales and profit figures, customer and client lists, and relationships between the Company Group and other distributors, customers, clients, suppliers and others who have business dealings with the Company Group (“Confidential Information”). Executive acknowledges that such Confidential Information is a valuable and unique asset of the Company, and Executive covenants that (except in connection with the good faith performance of his duties while employed by the Company) Executive will not, either during or after Executive’s employment by the Company, disclose any such Confidential Information to any person for any reason whatsoever without the prior written authorization of the Company, unless such information is in the public domain through no fault of Executive or except as may be required by law or in a judicial or administrative proceeding; provided, however, that Executive may disclose Confidential Information without the prior written authorization of the Company (i) to Executive’s attorneys, financial advisors, accountants and other professional advisors who are bound by obligations of confidentiality, (ii) to Executive’s spouse or immediate family members, provided that such disclosure relates solely to information concerning the terms of Executive’s employment or cessation thereof, including any information concerning compensation, equity or benefits, or (iii) in the enforcement in a court of law or arbitration proceeding of Executive’s rights under this Agreement or any other agreement with the Company Group. If any of Executive’s spouse or immediate family members breach the covenants in this Section 7, Executive will be liable for such breach as if he himself breached this Section 7. Notwithstanding anything to the contrary herein, (a) each of the parties (and each employee, representative, or other agent of such parties) may disclose to any person, without limitation of any kind, the federal income tax treatment and federal income tax structure of the transactions contemplated hereby and all materials (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure; and (b) nothing in this Agreement shall prohibit or impede Executive from communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation, provided that in each case such communications and disclosures are consistent with applicable law. Notwithstanding the foregoing, under no circumstance will Executive be authorized to disclose any information covered by attorney-client privilege or attorney work product of the Company or any of its Affiliates without the prior written consent of the Company’s General Counsel or other officer designated by the Board.
Notwithstanding anything to the contrary set forth in this Agreement, pursuant to the Defend Trade Secrets Act of 2016 (18 U.S.C. § 1833(b)(1)), no individual shall be held criminally or civilly liable under federal or state law for the disclosure of a trade secret that: (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the Company’s trade secrets to Executive’s attorney and use the trade secret information in the court proceeding if Executive: (1) files any document containing the trade secret under seal; and (2) does not disclose the trade secret, except pursuant to court order.
8.Restrictive Covenants.
(a)Covenant Not to Compete.
(i)Subject to Section 9, Executive agrees that, during Executive’s employment and until Executive’s termination of employment from the Company for any reason, Executive will not, at any time, directly or indirectly, engage in, or have any interest on behalf of Executive or others in any person or business other than the Company (whether as an employee, officer, director, agent, security holder, creditor, partner, joint venturer, beneficiary under a trust, investor, consultant or otherwise) that engages in similar business activities to the Company Group in a particular market and product line, and in the specific geographic areas in which the Company Group is engaged or has been engaged in the preceding 12 months for that particular market and product line (the “Business Activities”).
(ii)Notwithstanding the foregoing, Executive may (A) engage, participate or invest in, or be employed by, an entity that is engaged in the Business Activities (a “Competing Entity”) so long as (1) the Annual Revenues derived by the Company Group from the Business Activities in which the Competing Entity is engaged do not exceed $50 million in the aggregate and (2) the Annual Revenues derived by the Competing Entity from the Business Activities do not exceed $50 million in the aggregate; (B) engage, participate or invest in, or be employed by, a Competing Entity so long as the Business Activities for which Executive has oversight do not exceed five percent (5%) of the total Annual Revenues of such Competing Entity; or (C) acquire solely as an investment not more than two percent (2%) of any class of securities of any Competing Entity if such class of securities is listed on a national securities exchange, so long as Executive remains a passive investor in such entity. For purposes of this Section 8(a)(ii), the term “Annual Revenues” shall mean annual revenues for the most recently completed fiscal year.
(b)Hiring of Employees. During Executive’s employment and for a period of 24 months after the Termination Date (the “Restricted Period”), Executive agrees that Executive will not directly or indirectly solicit for employment, or hire or offer employment to, (i) any employee of the Company Group unless the Company Group first terminates the employment of such employee, or (ii) any person who at any time during the 180-day period prior to the Termination Date was an employee of the Company Group. Notwithstanding the foregoing, the provisions of this Section 8(b) shall not be violated by Executive’s general advertising or solicitation not specifically targeted at Company Group-related persons or entities.
(c)Non-Solicitation. Subject to Section 9, during Executive’s employment and until Executive’s termination of employment for any reason, Executive hereby agrees that Executive will not directly or indirectly call on or solicit for the purpose of diverting or taking away from the Company Group (including, by divulging any Confidential Information to any competitor or potential competitor of the Company Group) any person or entity who is at the Termination Date, or at any time during the 12-month period prior to the Termination Date had been, a customer of the Company Group with whom Executive had direct personal contact as a representative of the Company Group or a potential customer whose identity is known to Executive at the Termination Date as one whom the Company Group was actively soliciting as a potential customer within six months prior to the Termination Date.
(d)Return of Company Property. Promptly (and in no event later than 10 days) of either a Termination of Employment or a written request by the Company, Executive will deliver to the person designated by the Company all originals and copies of all documents, information and other property of the Company Group in Executive’s possession, under Executive’s control, or to which Executive may have access. Executive will not reproduce or appropriate for Executive’s own use, or for the use of others, any Confidential Information. Executive acknowledges and agrees that Executive’s obligation to return the Company Group’s property shall apply to all property that Executive is aware is in Executive’s possession or control (based upon a diligent search), and the Company acknowledges and agrees that inadvertent or immaterial failures to return property shall not be deemed a breach hereof so long as Executive promptly returns such property to the Company upon becoming aware that such property is in his possession or control.
(e)Non-Disparagement. Executive agrees to refrain from engaging in any conduct or making disparaging comments or statements, the purpose or effect of which is to harm the reputation, goodwill, or commercial interests of the Company Group or its officers, directors, owners, agents or current or former employees, or its products or services, to any third party, including, but not limited to, any media outlet, any forms of social media or other method, industry group, financial institution, or current or former employee, consultant, or customer of the Company. The Company will specifically instruct its directors and executive officers to not make disparaging remarks about Executive, including comments about Executive’s employment with or cessation of employment with the Company Group. Notwithstanding any of the covenants in this Section 8(e), Executive, the Company Group, and all parties covered by this Section 8(e) may confer in confidence with legal representatives and make truthful statements to any judicial, regulatory, administrative or other Government Authority.
9.Modification of Restrictive Covenants Following Executive’s Relocation. To the extent that Executive relocates to the Wayne, Pennsylvania metropolitan area, Section 8(a) and Section 8(c) shall be modified to apply during Executive’s employment and the Restricted Period (such modification, the “Restrictive Covenant Modification”). By executing this Agreement, Executive agrees that the Restrictive Covenant Modification shall apply automatically upon Executive’s relocation and shall not require any additional action by either Executive or the Company.
10.Cooperation. Following Termination of Employment, Executive shall cooperate with the Company Group, its officers, employees, agents, affiliates and attorneys (a) in the defense or prosecution of, or in preparation for the defense or prosecution of, any lawsuit, dispute, investigation or other legal proceedings that may be ongoing, anticipated or threatened (“Proceedings”); (b) on any other matter related to the Company or its Affiliates (“Matters”) that arose during the period in which Executive was employed by the Company Group; and (c) in responding to any form of media inquiry or in making any form of public comment related to Executive’s employment with the Company Group, including, but not limited to, Executive’s separation from the Company Group. Such cooperation shall include providing true and accurate information or documents concerning, or affidavits or testimony about, all or any matters at issue in any Proceedings and/or Matters as shall from time to time be reasonably requested by the Company, and shall be within Executive’s knowledge. Such cooperation shall be provided by Executive without remuneration, but Executive shall be entitled to reimbursement for all pre-approved reasonable and appropriate expenses Executive incurs in so cooperating, including, by way of example and not by way of limitation, reasonable airplane fares, hotel accommodations, meal charges and other similar expenses to attend Proceedings or Matters outside of the city of Executive’s residence. Further, in the event the Company’s legal counsel determines there is a conflict of interest such that such counsel cannot represent Executive in the subject matter of any cooperation requested by the Company Group, Executive shall be reimbursed for reasonable attorneys’ fees and costs for separate legal representation pre-approved by the Company, subject to Executive’s prompt submission to the Company of invoices to substantiate such expenses; provided that Executive shall be permitted to redact such invoices to preserve attorney client privilege. In the event Executive is made aware of any issue or matter related to the Company Group, is asked by a third party to provide information regarding the Company Group, or is called other than by the Company as a witness to testify in any Proceeding or Matter related to the Company Group, Executive will notify the Company immediately in order to give the Company a reasonable opportunity to respond and/or participate in such Proceeding or Matter, unless Executive is requested or required not to do so by law enforcement or any other governmental agency or authority.
11.Equitable and Other Relief; Consent to Jurisdiction of Pennsylvania Courts.
(a)Executive acknowledges that the restrictions contained in Sections 7 and 8 are reasonable and necessary to protect the legitimate interests of the Company Group, that the Company would not have entered into this Agreement in the absence of such restrictions, and that any violation of any provision of Sections 7 and 8 will result in irreparable injury to the Company. Executive represents and acknowledges that (i) Executive has been advised by the Company to consult Executive’s own legal counsel in respect of this Agreement, and (ii) Executive has had full opportunity, prior to execution of this Agreement, to review thoroughly this Agreement with Executive’s counsel.
(b)Executive agrees that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of Sections 7 or 8, which rights shall be cumulative and in addition to any other rights or remedies to which the Company Group may be entitled under applicable law. Without limiting the foregoing, Executive also agrees that payment of the compensation and benefits payable under Section 4 may be automatically ceased in the event of a material breach of the covenants of Sections 7 or 8, provided the Company gives Executive written notice of such breach, specifying in reasonable detail the circumstances constituting such material breach, and Executive fails to cease such activity within 15 days after Executive’s receipt of such written notice. In the event that any of the provisions of Sections 7 or 8 should ever be adjudicated to exceed the time, geographic, service, or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, service, or other limitations permitted by applicable law.
(c)Executive irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding arising out of Sections 7 or 8, including any action commenced by the Company for preliminary and permanent injunctive relief or other equitable relief, may be brought in the United States District Court for the Eastern District of Pennsylvania, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in or around Philadelphia, Pennsylvania, (ii) consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and (iii) waives any objection that Executive may have to the laying of venue of any such suit, action or proceeding in any such court. Executive also irrevocably and unconditionally consents to receive service of any process, pleadings, notices or other papers in a manner provided for in Section 12 for the giving of notices.
12.Notice. All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be delivered personally or mailed by registered or certified mail, return receipt requested, or by overnight express courier service or by electronic mail, as follows:
Notices sent to the Company should be directed to:
Teleflex Incorporated
550 E. Swedesford Rd.
Suite 400
Wayne, PA 19087
Attention: General Counsel
Email: daniel.logue@teleflex.com
with a copy (that does not constitute notice) to:
Gillian Emmett Moldowan
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Email: gillian.moldowan@stblaw.com
Notices sent to Executive should be directed to Executive at the address on the records of the Company.
or to such other names or addresses as the Company or Executive, as the case may be, shall designate by notice to the other party hereto in the manner specified in this Section. Any such notice shall be deemed delivered and effective when received in the case of personal delivery, five days after deposit, postage prepaid, with the U.S. Postal Service in the case of registered or certified mail, or on the next business day in the case of overnight express courier service or on the date sent by electronic mail (except if not a business day then the next business day), so long as no “bounceback” or similar “undeliverable” message is received by the sender thereof.
13.Governing Law and Venue. This Agreement will be governed by and interpreted under the laws of the Commonwealth of Pennsylvania, excluding any conflicts or choice of law rule or principle that might otherwise refer to the substantive law of another jurisdiction for the construction, or determination of the validity or effect, of this Agreement. Except as otherwise provided in this Agreement, venue for actions, claims or proceedings arising out of or relating to any controversy or claim arising under or relating to this Agreement shall be the United States District Court for the Eastern District of Pennsylvania, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in or around Philadelphia, Pennsylvania, and both parties consent to the venue and jurisdiction of these courts.
14.Parties in Interest; Survival. This Agreement, including specifically the covenants of Sections 7 and 8, will be binding upon and inure to the benefit of the parties and their respective heirs, successors and assigns. Executive’s obligations under this Agreement that are intended to survive Termination of Employment, which include Sections 7 and 8, shall survive the Termination Date. This Agreement may not be assigned by Executive. This Agreement may be assigned by the Company.
15.Entire Agreement. This Agreement and the Change of Control Severance Agreement contain the entire agreement between the parties with respect to the right of Executive to receive severance compensation upon the termination of Executive’s employment, and such agreements supersede any prior agreements or understandings between the parties relating to the subject matter of the Change of Control Severance Agreement or this Agreement, except Executive’s obligations under previously signed or otherwise executed agreements related to inventions, business ideas, confidentiality of corporate information, unfair competition (including but not limited to non-solicitation and non-competition covenants), and arbitration or other dispute resolution programs remain intact.
16.Amendment or Modification. No amendment or modification of or supplement to this Agreement will be effective unless it is in writing and duly executed by the party to be charged thereunder. It is the parties’ intention that the benefits and rights to which Executive could become entitled in connection with Termination of Employment are exempt from or comply with Section 409A. If Executive or the Company believes, at any time, that any of such benefit or right does not so comply, Executive or it shall promptly advise the other party and shall negotiate reasonably and in good faith to amend the terms of this Agreement such that it complies (with the most limited economic effect on Executive and the Company).
17.Clawback. The Company has adopted the Teleflex Incorporated Incentive Compensation Clawback Policy (“Clawback Policy”). Executive acknowledges that any incentive-based compensation paid under this Agreement may be subject to the Clawback Policy in accordance with the terms of such Clawback Policy, as the same may be amended from time to time, and any applicable law with respect to the clawback of compensation.
18.Data Protection. By executing this Agreement, Executive hereby consents to the holding and processing of personal data provided by Executive to the Company Group for all purposes necessary for the operation of this Agreement. This includes, but is not limited to, administering and maintaining records regarding Executive; providing information to third party administrators of benefit plans and awards; and providing information to future purchasers of the Company Group or any portion thereof or the business in which Executive works. Executive is hereby advised and directed to refer to any Company Group data protection policy and/or notice from time to time in place for more details about how Executive’s personal data is used.
19.Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions or applications of this Agreement that can be given effect without the invalid or unenforceable provision or application.
20.Counterparts. This Agreement may be executed in one or more counterparts but shall not be effective until each party has executed at least one counterpart. Each such counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute the same instrument. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

21.Construction. The following principles of construction will apply to this Agreement:
(a)Unless otherwise expressly stated in connection therewith, a reference in this Agreement to a “Section,” “Exhibit” or “party” refers to a Section of, or an Exhibit or a party to, this Agreement.
(b)The word “including” means “including without limitation.”
22.Headings and Titles. The headings and titles of Sections and the like in this Agreement are inserted for convenience of reference only, form no part of this Agreement and shall not be considered for purposes of interpreting or construing any provision hereof.
23.Representations and Covenants. In order to induce the Company to enter into this Agreement, Executive represents, warrants and covenants to the Company that Executive has the legal capacity and unrestricted right to execute and deliver this Agreement and to perform all of Executive’s obligations under this Agreement and such execution, delivery and performance will not violate or be in conflict with any fiduciary or other duty, instrument, agreement, document, arrangement or other understanding to which Executive is a party or by which Executive is or may be bound or subject, including, but not limited to, any non-competition, non-solicitation, confidentiality or other similar covenant or agreement.
24.Acknowledgement. Executive represents and certifies: that Executive has carefully read and fully understand all of the provisions and effects of this Agreement, and Executive has been given the opportunity to thoroughly discuss all aspects of it with Executive’s personal attorney; that Executive is voluntarily entering into this Agreement; and that neither the Company nor its agents, representatives or attorneys, make any representations concerning the terms or effects of this Agreement other than those contained herein. This Agreement was drafted mutually between the parties and shall not be construed otherwise.
[Signature Page Follows]

IN WITNESS WHEREOF, intending to be legally bound hereby, Executive and the Company have executed the foregoing Senior Executive Officer Severance Agreement.

EXECUTIVE	TELEFLEX INCORPORATED
By:
Name: Jason Weidman	Name: Andrew Krakauer
Title: Director

Date:	Date:
[Signature Page to Senior Executive Officer Severance Agreement]

Exhibit B
EXECUTIVE CHANGE OF CONTROL AGREEMENT
THIS EXECUTIVE CHANGE OF CONTROL AGREEMENT (this “Agreement”) is made as of April [●], 2026, by and between TELEFLEX INCORPORATED (the “Company”, and together with its subsidiaries and affiliates, the “Company Group”) and Jason Weidman (“Executive”). This Agreement shall be effective as of the Start Date (as defined below), and if Executive’s employment with the Company does not begin on the Start Date, this Agreement shall be void ab initio.
BACKGROUND
A.Executive is to be employed by the Company as its Chief Executive Officer effective as of June 8, 2026 (the “Start Date”).
B.The Company believes that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of Executive to the Company Group without distraction, notwithstanding that the Company could be subject to a Change of Control, and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of key management personnel to the detriment of the Company.
C.In consideration for Executive agreeing to continue in employment with the Company and agreeing to keep Company Group information confidential, the Company agrees that Executive shall receive the compensation set forth in this Agreement in the event Executive’s employment with the Company is terminated without Cause or Executive terminates employment for Good Reason, upon or after a Change of Control.
TERMS
In consideration of the mutual promises, benefits and covenants herein contained, the Company and Executive hereby agree as follows:
1.Definitions. The following terms used in this Agreement with initial capital letters have the respective meanings specified therefor in this Section or as otherwise indicated in this Agreement.
“Anniversary Date” means the date that is twelve (12) full months after the Start Date.
“Base Salary” means the highest annualized base rate of salary paid to Executive in all capacities with the Company Group, together with any and all salary reduction authorized amounts under any of the Company Group’s benefit plans or programs, at the time of the Change of Control or any time thereafter.
“Board” means the Board of Directors of the Company.

“Bonus Plan” means a plan of the Company providing for the payment of a cash bonus to Executive.
“Cause” means (a) misappropriation of funds, (b) conviction of a crime involving moral turpitude, or (c) gross negligence in the performance of duties, which gross negligence has had a material adverse effect on the business, operations, assets, properties or financial condition of the Company Group taken as a whole. Any determination of Cause by the Company shall not be made until Executive has been given written notice detailing the specific Cause event and, to the extent such Cause event is curable, a period of 10 business days following receipt of such notice to cure such event.
“Change of Control” means one of the following shall have taken place after the date of this Agreement:
(a)any “person” (as such term is used in Sections 13(d) or 14(d) of the Exchange Act) (other than the Company, any majority controlled subsidiary of the Company, or the fiduciaries of any Company benefit plans) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of 20% or more of the total voting power of the voting securities of the Company then outstanding and entitled to vote generally in the election of directors of the Company; provided, however, that no Change of Control shall occur upon the acquisition of securities directly from the Company;
(b)individuals who, as of the beginning of any 24 month period, constitute the Board (as of the Start Date the “Incumbent Board”) cease for any reason during such 24 month period to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to the Start Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company;
(c)consummation of (i) a merger, consolidation or reorganization of the Company, in each case, with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of the voting securities of the Company immediately prior to such merger, consolidation or reorganization do not, following such merger, consolidation or reorganization, beneficially own, directly or indirectly, at least 65% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the entity or entities resulting from such merger, consolidation or reorganization, (ii) a complete liquidation or dissolution of the Company or (iii) a sale or other disposition of all or substantially all of the assets of the Company, unless at least 65% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the entity or entities that acquire such assets are beneficially owned by individuals or entities who or that were beneficial owners of the voting securities of the Company immediately before such sale or other disposition; or
(d)consummation of any other transaction determined by resolution of the Board to constitute a Change of Control.
“Code” means the Internal Revenue Code of 1986, as amended.

“Disability” means Executive’s continuous illness, injury or incapacity for a period of six consecutive months.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Good Reason” means a Termination of Employment initiated by Executive by Notice of Termination, in accordance with Section 3, upon one or more of the following occurrences; provided that as soon as practicable, but not more than 90 days, after Executive becomes aware of such occurrence and before such Notice of Termination is given, Executive shall have given notice of Good Reason to the Company and the Company shall not have fully corrected the situation within 30 days after such notice of Good Reason:
(e)No longer permitting Executive to work remotely from Executive’s office in California between the Start Date and the Anniversary Date or, beginning on the Anniversary Date, a change of the principal office or workplace assigned to Executive to a location more than 25 miles distant from its location on the date of the Change of Control;
(f)A material reduction of the title, duties, responsibilities, reporting relationship or position of Executive;
(g)Any material breach by the Company Group of the terms of this Agreement, or the Offer Letter Agreement between the Company and Executive, dated April [●], 2026; or
(h)A material reduction of Executive’s Base Salary or a material reduction in Executive’s annual target incentive opportunity.
“Health Care Continuation Period” means the period commencing on the Termination Date and ending on the earlier of (a) the last day of the Severance Compensation Period or (b) the first date on which Executive is eligible to participate in a health care plan maintained by another employer.
“Performance Period” applicable to any Target Amount under a Bonus Plan shall mean the period of time in which the performance goals applicable to the determination of cash bonus awards pursuant to such Bonus Plan are measured.
“Section 409A” means Section 409A of the Code and the Treasury Regulations and other guidance issued thereunder.
“Senior Executive Officer Severance Agreement” means the Senior Executive Officer Severance Agreement between the Company and Executive relating to termination of employment of Executive other than Senior Executive Officer Severance after the occurrence of a Change of Control.
“Severance Compensation Period” means the 36-month period commencing on the day after the Termination Date.
“Target Amount” in respect of a bonus payable to Executive pursuant to any Bonus Plan shall mean the amount specified in the Company’s records pertaining to such Bonus Plan as the

“target amount” of cash bonus that would be payable to Executive if specified conditions were fulfilled without regard to whether such conditions are actually fulfilled.
“Target Bonus” means the sum of the Target Amounts for the Performance Period of each applicable Bonus Plan in which the Termination Date occurs (or, if higher, in which the Change of Control occurred); provided that, if, as of the Termination Date, a Target Amount has not been determined for the Performance Period in which the Termination Date occurs for any applicable Bonus Plan, the Target Amount for such Bonus Plan shall be the most recent prior Target Amount set for such Bonus Plan.
“Termination Date” means the date specified in a Notice of Termination complying with the provisions of Section 3, as such Notice of Termination may be amended by mutual consent of the parties, which date shall be the date Executive’s Termination of Employment occurs.
“Termination of Employment” means the termination of Executive’s active employment relationship with the Company for any reason. Executive’s Termination of Employment for all purposes under this Agreement that are in relation to a payment subject to Section 409A will be determined to have occurred in accordance with the “separation from service” requirements of Section 409A.
“Termination in Connection with a Change of Control” means a Termination of Employment either:
(a)initiated by the Company for any reason other than Disability or Cause within the 90-day period immediately preceding, upon or within two years after a Change of Control; or
(b)initiated by Executive for Good Reason within two years after a Change of Control.
“Termination Year” means the year in which Executive’s Termination Date occurs.
2.Continued Employment of Executive. The parties acknowledge that Executive’s employment by the Company is at will and, except as the parties may hereafter agree in writing, such employment may be terminated by either party at any time, subject only to the giving of prior notice pursuant to Section 3. Nothing in this Agreement shall be construed as giving Executive any right to continue in the employ of the Company.
3.Notice of Termination. The party initiating any Termination of Employment shall give written notice thereof to the other party (a “Notice of Termination”) in accordance with Section 15. A Notice of Termination shall (a) state with reasonable particularity the reasons for such Termination of Employment, if any, that are relevant to Executive’s right to receive compensation and benefits pursuant to this Agreement and (b) specify the date such Termination of Employment shall become effective. Upon Termination of Employment, regardless of the reason for the termination or whether the employment relationship is terminated by Executive or by the Company, Executive shall automatically be deemed to have resigned from all positions that Executive holds as an officer or, to the extent applicable, as a member of the Board (or a committee thereof) or any similar governing body of the Company or any of its subsidiaries or affiliates, effective as of the date of Executive’s Termination of Employment.

4.Compensation upon Termination in Connection with a Change of Control. Upon any Termination of Employment, Executive shall be entitled to any earned but unpaid Base Salary through the Termination Date (paid promptly following the Termination Date) and such other vested benefits as may be due to Executive as governed by the terms and conditions of any applicable plan of the Company Group. Subject to the terms of this Agreement, in the event of Executive’s Termination in Connection with a Change of Control, Executive will receive from the Company the following payments and benefits:
(a)Cash Bonuses for Years Preceding the Termination Year. Executive shall receive all unpaid amounts for bonuses awarded to Executive pursuant to any Bonus Plan for Performance Periods that ended on or prior to the Termination Date, which amounts shall be paid on the later of (i) the date the amount is payable under the terms of the Bonus Plan, or (ii) two and one-half months following the end of the end of the calendar year for which the award was granted. If no bonus was awarded to Executive pursuant to any Bonus Plan for the most recent Performance Period that ended immediately prior to the Termination Date, Executive shall receive a lump sum cash payment equal to the sum of the Target Amounts under each such Bonus Plan, which amount shall be paid promptly following the Termination Date.
(b)Cash Bonuses for the Termination Year. Promptly following the Termination Date, the Company shall pay the Executive a lump sum cash payment equal to a pro-rated amount of the Target Bonus. The pro-rated Target Bonus shall be computed by (x) multiplying each Target Amount making up the Target Bonus by a fraction (i) the numerator of which is the number of days from the first day of the Performance Period for such Target Amount in effect when the Termination Date occurs through the Termination Date, and (ii) the denominator of which is the total number of days in such Performance Period, and (y) adding up the products of such calculations to create a sum (which such sum is the pro-rated Target Bonus).
(c)Continuation of Base Salary. The Company will continue during the Severance Compensation Period to pay Executive’s Base Salary as in effect immediately prior to the Termination Date (or, if higher, as in effect immediately prior to the Change of Control) in accordance with the Company’s standard payroll procedures.
(d)Bonus Severance. Promptly following the Termination Date, the Company shall pay the Executive a lump sum cash payment equal to 300% of (i) the Target Bonus plus (ii) in the event Executive was a participant in the Teleflex Incorporated Deferred Compensation Plan or its successor plan, the employer contributions with which Executive would have been credited under such plan for the plan year that includes the Termination Date (or, if higher, the plan year that includes the Change of Control Date).
(e)Vehicle Allowance. If Executive received a cash vehicle allowance as of the Termination Date, Executive shall be entitled to continue to receive such cash vehicle allowance during the Severance Compensation Period in an amount equal to the cash vehicle allowance in place immediately prior to the Termination Date. The allowance shall be paid in equal monthly payments during the Severance Compensation Period.
(f)Outplacement. The Company shall reimburse Executive for expenses incurred for outplacement services during the Severance Compensation Period, up to a maximum aggregate amount of $20,000, which services shall be provided by an outplacement agency selected by Executive. The Company shall reimburse Executive within 30 days following the date on which the Company receives proof of payment of such expense, which proof must be submitted no later than December 1st of the calendar year after the calendar year in which the expense was incurred. Notwithstanding the foregoing, Executive shall only be entitled to reimbursement for those outplacement service expenses incurred by Executive on or prior to the last day of the third calendar year following the Termination Year.

(g)Health Care Coverage. During the Health Care Continuation Period, the Company will provide health (including dental) care coverage under the Company’s then-current health care plan for Executive and Executive’s spouse and eligible dependents on the same basis as if Executive had continued to be employed during that period. If the Company determines that continuation of coverage under the Company’s health care plan for Executive and Executive’s spouse and eligible dependents results in a violation of Section 105(h) of the Code or Executive and Executive’s spouse and eligible dependents are not eligible to continue health care coverage under the Company’s health care plan, the Company will provide Executive with a monthly payment during the Health Care Continuation Period equal to the employer portion of Executive’s coverage under the health care plan for the month immediately prior to the Termination of Employment.
(h)Equity Awards. All Company stock options and restricted stock held by Executive as of Executive’s Termination Date that have not previously become vested and exercisable shall immediately become fully vested and exercisable as of the date immediately preceding the Termination Date, and any stock option or restricted stock awards under which such stock options or restricted stock are granted are hereby amended, effective the later of the date of this Agreement or the date of such award, to so provide.
5.Deductions and Taxes. Amounts payable by the Company pursuant to this Agreement shall be paid net of (a) taxes withheld by the Company in accordance with the requirements of law and (b) deductions for the portion of the cost of certain benefits to be borne by Executive pursuant to Section 4. This Agreement is intended to be exempt from or compliant with the requirements of Section 409A, including current and future guidance and regulations interpreting such provisions, and should be interpreted accordingly.    For purposes of this Agreement, all rights to payments and benefits hereunder shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A. If under this Agreement, an amount is to be paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment. Whenever a payment specifies a payment period, the actual date of payment within such specified period shall be within the sole discretion of the Company, and Executive shall have no right (directly or indirectly) to determine the year in which such payment is made. In the event a payment period straddles two consecutive calendar years, the payment shall be made in the later of such calendar years to the extent necessary to comply with Section 409A. Notwithstanding any other provision with respect to the timing of payments under this Agreement, to the extent necessary to comply with the requirements of Section 409A if Executive is a “specified employee”, any payments to which Executive may become entitled under this Agreement that are subject to Section 409A (and not otherwise exempt from its application) and would otherwise have been paid prior to the six-month anniversary of the date of termination will be withheld until the first business day after the six-month anniversary of the date of termination, at which time Executive shall be paid the aggregate amount of all such payments in a lump sum. Any reimbursement by the Company during any taxable year of Executive will not affect any reimbursement by the Company in another taxable year of Executive. Any right to reimbursement is not subject to liquidation or exchange for another benefit. To the extent that the right to any payment provides for the deferral of compensation within the meaning of Section 409A, references to Executive’s “termination” or “resignation” of employment will be construed to mean Executive’s “separation from service” within the meaning of Section 409A(a)(2)(A)(i). Notwithstanding anything in this Agreement to the contrary, the Company and its successors shall not be liable to Executive or any other person if the Internal Revenue Service or any court or other authority having jurisdiction over such matter determines for any reason that any amount hereunder is subject to taxes, penalties or interest as a result of failing to comply with Section 409A.
6.Executive’s General Release and Resignations. As a condition to the obligations of the Company to pay severance compensation and provide benefits pursuant to Section 4, a general waiver of claims and release agreement materially consistent with the Company’s standard release and that does not require Executive to agree to an extension of the restrictive covenants to which Executive is then subject or to waive Executive’s then-existing rights to severance or indemnification (the “Release”) shall be timely executed and delivered to the Company by Executive, and Executive shall not thereafter revoke the Release.
7.Limitations on Certain Payments.
(a)Notwithstanding anything in this Agreement to the contrary, if a Change of Control occurs and it is determined that any payment or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, then, if the aggregate present value of such Payments exceeds 2.99 times Executive’s “base amount,” as defined in Section 280G(b)(3) of the Code (the “Base Amount”), the Payments constituting “parachute payments” that would otherwise be payable to or for the benefit of Executive shall be reduced to the extent necessary so that such “parachute payments” are equal to 2.99 times the Base Amount (the “Reduced Amount”); provided that such Payments shall not be so reduced if the Company determines, based upon the advice of the Accounting Firm (as defined below), that without such reduction Executive would be entitled to receive and retain, on a net after tax basis (including, without limitation, any excise taxes payable under Section 4999 of the Code), an amount that is greater than the amount, on a net after tax basis, that Executive would be entitled to retain upon his receipt of the Reduced Amount.
(b)If the determination made pursuant to Section 7(a) results in a reduction of the Payments that would otherwise be paid to Executive except for the application of Section 7(a), then the reduction shall occur in the following order: reduction of cash payments; cancellation of accelerated vesting of equity-based awards (if applicable); reduction of employee benefits. In the event that acceleration of vesting of equity-based awards is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of Executive’s equity-based award.
(c)All determinations to be made under this Section 7 shall be made by the Company’s independent public accountants immediately prior to the Change of Control or by another independent public accounting firm mutually selected by the Company and Executive before the date of the Change of Control (the “Accounting Firm”), which firm shall provide its determinations and any supporting calculations both to the Company and Executive within 20 days after the Termination Date. Any such determination by the Accounting Firm shall be binding upon the Company and Executive.
(d)All of the fees and expenses of the Accounting Firm in performing the determinations referred to in this Section 7 shall be borne solely by the Company. The Company agrees to indemnify and hold harmless the Accounting Firm from any and all claims, damages and expenses resulting from or relating to its determinations pursuant to this Section 7, except for claims, damages or expenses resulting from the gross negligence or willful misconduct of the Accounting Firm.
(e)As a result of the uncertainty in the application of Section 280G of the Code at the time of a determination hereunder, it is possible that payments will be made by the Company that should not have been made under this Section 7 (“Overpayment”) or that additional payments that are not made by the Company under this Section 7 should have been made (“Underpayment”). In the event that there is a final determination by the Internal Revenue Service, or a final determination by a court of competent jurisdiction, that an Overpayment has been made, any such Overpayment shall be treated for all purposes as a loan to Executive, which

Executive shall repay to the Company together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code. In the event that there is a final determination by the Internal Revenue Service, a final determination by a court of competent jurisdiction or a change in the provisions of the Code or regulations pursuant to which an Underpayment arises under this Agreement, any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive, together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code.
8.Confidential Information. Executive acknowledges that, by reason of Executive’s employment by and service to the Company, Executive has had and will continue to have access to confidential information of the Company Group, including information and knowledge pertaining to products and services offered, innovations, designs, ideas, plans, trade secrets, proprietary information, distribution and sales methods and systems, sales and profit figures, customer and client lists, and relationships between the Company Group and other distributors, customers, clients, suppliers and others who have business dealings with the Company Group (“Confidential Information”). Executive acknowledges that such Confidential Information is a valuable and unique asset of the Company, and Executive covenants that (except in connection with the good faith performance of his duties while employed by the Company) Executive will not, either during or after Executive’s employment by the Company, disclose any such Confidential Information to any person for any reason whatsoever without the prior written authorization of the Company, unless such information is in the public domain through no fault of Executive or except as may be required by law or in a judicial or administrative proceeding; provided, however, that Executive may disclose Confidential Information without the prior written authorization of the Company (i) to Executive’s attorneys, financial advisors, accountants and other professional advisors who are bound by obligations of confidentiality, (ii) to Executive’s spouse or immediate family members, provided that such disclosure relates solely to information concerning the terms of Executive’s employment or cessation thereof, including any information concerning compensation, equity or benefits, or (iii) in the enforcement in a court of law or arbitration proceeding of Executive’s rights under this Agreement or any other agreement with the Company Group. If any of Executive’s spouse or immediate family members breach the covenants in this Section 8, Executive will be liable for such breach as if he himself breached this Section 8. Notwithstanding anything to the contrary herein, (a) each of the parties (and each employee, representative, or other agent of such parties) may disclose to any person, without limitation of any kind, the federal income tax treatment and federal income tax structure of the transactions contemplated hereby and all materials (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure; and (b) nothing in this Agreement shall prohibit or impede Executive from communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation, provided that in each case such communications and disclosures are consistent with applicable law. Notwithstanding the foregoing, under no circumstance will Executive be authorized to disclose any information covered by attorney-client privilege or attorney work product of the Company or any of its Affiliates without the prior written consent of the Company’s General Counsel or other officer designated by the Board.
Notwithstanding anything to the contrary set forth in this Agreement, pursuant to the Defend Trade Secrets Act of 2016 (18 U.S.C. § 1833(b)(1)), no individual shall be held criminally or civilly liable under federal or state law for the disclosure of a trade secret that: (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the Company’s trade secrets to Executive’s attorney and use the trade secret information in the court proceeding if Executive: (1) files any document containing the trade secret under seal; and (2) does not disclose the trade secret, except pursuant to court order.
9.Equitable and Other Relief; Consent to Jurisdiction of Pennsylvania Courts.
(a)Executive acknowledges that the restrictions contained in Section 8 are reasonable and necessary to protect the legitimate interests of the Company Group, that the Company would not have entered into this Agreement in the absence of such restrictions, and that any violation of any provision of Section 8 will result in irreparable injury to the Company. Executive represents and acknowledges that (i) Executive has been advised by the Company to consult Executive’s own legal counsel in respect of this Agreement, and (ii) Executive has had full opportunity, prior to execution of this Agreement, to review thoroughly this Agreement with Executive’s counsel.
(b)Executive agrees that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of Section 8, which rights shall be cumulative and in addition to any other rights or remedies to which the Company Group may be entitled under applicable law. In the event that any of the provisions of Section 8 should ever be adjudicated to exceed the time, geographic, service, or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, service, or other limitations permitted by applicable law.
(c)Executive irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding arising out of Section 8, including any action commenced by the Company for preliminary and permanent injunctive relief or other equitable relief, may be brought in the United States District Court for the Eastern District of Pennsylvania, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in or around Philadelphia, Pennsylvania, (ii) consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and (iii) waives any objection that Executive may have to the laying of venue of any such suit, action or proceeding in any such court. Executive also irrevocably and unconditionally consents to receive service of any process, pleadings, notices or other papers in a manner provided for in Section 15 for the giving of notices.
10.Other Payments and Indemnification. The payments due under Section 4 shall be in addition to and not in lieu of any payments or benefits due to Executive under any other plan, policy or program of the Company. In addition, Executive shall continue to be covered by any policy of insurance providing indemnification rights for service as an officer and director of the Company and to all other rights to indemnification provided by the Company, in each case at least as favorable as applicable to Executive on the date of this Agreement.
11.Enforcement. It is the intent of the parties that Executive not be required to incur any expenses associated with the enforcement of Executive’s rights under this Agreement by arbitration, litigation or other legal action, because the cost and expense thereof would substantially detract from the benefits intended to be extended to Executive hereunder. Accordingly, the Company shall pay Executive on demand the amount necessary to reimburse Executive in full for all expenses (including all reasonable attorneys’ fees and legal expenses) incurred by Executive in attempting to enforce any of the obligations of the Company under this

Agreement, without regard to outcome, unless the lawsuit brought by Executive is determined to be frivolous by a court of final jurisdiction. The Company shall reimburse Executive for expenses under this Section 11 no later than the end of the calendar year next following the calendar year in which such expenses were incurred, it being understood that the foregoing limitation is intended to ensure compliance with Section 409A, and shall not serve to extend or otherwise delay the time period within which the Company is required to reimburse Executive for expenses as set forth in this Section 11. The Company shall not be obligated to pay any such expenses for which Executive fails to make a demand and submit an invoice or other documented reimbursement request at least 10 business days before the end of the calendar year next following the calendar year in which such expenses were incurred. The amount of such expenses that the Company is obligated to pay in any given calendar year shall not affect the expenses that the Company is obligated to pay in any other calendar year. Executive’s right to have the Company pay the expenses may not be liquidated or exchanged for any other benefit.
12.No Mitigation. Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for herein be reduced by any compensation earned by other employment or otherwise.
13.No Set-Off. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right that the Company may have against Executive or others.
14.Term of Agreement. The term of this Agreement shall be for three years from the Start Date and shall be automatically renewed for successive one-year periods unless the Company notifies Executive in writing that this Agreement will not be renewed at least 60 days prior to the end of the current term; provided, however, that (a) this Agreement shall remain in effect for at least two years after a Change of Control occurring during the term of this Agreement and shall remain in effect until all of the obligations of the parties hereunder are satisfied, and (b) this Agreement shall terminate if, prior to but not in contemplation of a Change of Control, the employment of Executive with the Company Group shall terminate for any reason.
15.Notice. All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be delivered personally or mailed by registered or certified mail, return receipt requested, or by overnight express courier service or by electronic mail, as follows:
Notices sent to the Company should be directed to:
Teleflex Incorporated
550 E. Swedesford Rd.
Suite 400
Wayne, PA 19087
Attention: General Counsel
Email: daniel.logue@teleflex.com
with a copy (that does not constitute notice) to:
Gillian Emmett Moldowan
Simpson Thacher & Bartlett LLP

425 Lexington Avenue
New York, NY 10017
Email: gillian.moldowan@stblaw.com
Notices sent to Executive should be directed to Executive at the address on the records of the Company.
or to such other names or addresses as the Company or Executive, as the case may be, shall designate by notice to the other party hereto in the manner specified in this Section. Any such notice shall be deemed delivered and effective when received in the case of personal delivery, five days after deposit, postage prepaid, with the U.S. Postal Service in the case of registered or certified mail, or on the next business day in the case of overnight express courier service or on the date sent by electronic mail (except if not a business day then the next business day), so long as no “bounceback” or similar “undeliverable” message is received by the sender thereof.
16.Governing Law and Venue. This Agreement will be governed by and interpreted under the laws of the Commonwealth of Pennsylvania, excluding any conflicts or choice of law rule or principle that might otherwise refer to the substantive law of another jurisdiction for the construction, or determination of the validity or effect, of this Agreement. Except as otherwise provided in this Agreement, venue for actions, claims or proceedings arising out of or relating to any controversy or claim arising under or relating to this Agreement shall be the United States District Court for the Eastern District of Pennsylvania, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in or around Philadelphia, Pennsylvania, and both parties consent to the venue and jurisdiction of these courts.
17.Parties in Interest; Survival. This Agreement, including specifically the covenants of Section 8, will be binding upon and inure to the benefit of the parties and their respective heirs, successors and assigns. Executive’s obligations under this Agreement that are intended to survive Termination of Employment, which include Section 8, shall survive the Termination Date. This Agreement may not be assigned by Executive. This Agreement may be assigned by the Company.
18.Entire Agreement. This Agreement and the Senior Executive Officer Severance Agreement contain the entire agreement between the parties with respect to the right of Executive to receive severance compensation upon the termination of Executive’s Employment, and such agreements supersede any prior agreements or understandings between the parties relating to the subject matter of the Senior Executive Officer Severance Agreement or this Agreement, except Executive’s obligations under previously signed or otherwise executed agreements related to inventions, business ideas, confidentiality of corporate information, unfair competition (including but not limited to non-solicitation and non-competition covenants), and arbitration or other dispute resolution programs remain intact.
19.Amendment or Modification. No amendment or modification of or supplement to this Agreement will be effective unless it is in writing and duly executed by the party to be charged thereunder. It is the parties’ intention that the benefits and rights to which Executive could become entitled in connection with Termination of Employment are exempt from or comply with Section 409A. If Executive or the Company believes, at any time, that any of such benefit or right does not so comply, Executive or it shall promptly advise the other party and shall negotiate reasonably and in good faith to amend the terms of this Agreement such that it complies (with the most limited economic effect on Executive and the Company).

20.Clawback. The Company has adopted the Teleflex Incorporated Incentive Compensation Clawback Policy (“Clawback Policy”). Executive acknowledges that any incentive-based compensation paid under this Agreement may be subject to the Clawback Policy in accordance with the terms of such Clawback Policy, as the same may be amended from time to time, and any applicable law with respect to the clawback of compensation.
21.Data Protection. By executing this Agreement, Executive hereby consents to the holding and processing of personal data provided by Executive to the Company Group for all purposes necessary for the operation of this Agreement. This includes, but is not limited to, administering and maintaining records regarding Executive; providing information to third party administrators of benefit plans and awards; and providing information to future purchasers of the Company Group or any portion thereof or the business in which Executive works. Executive is hereby advised and directed to refer to any Company Group data protection policy and/or notice from time to time in place for more details about how Executive’s personal data is used.
22.Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions or applications of this Agreement that can be given effect without the invalid or unenforceable provision or application.
23.Counterparts. This Agreement may be executed in one or more counterparts but shall not be effective until each party has executed at least one counterpart. Each such counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute the same instrument. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.
24.Construction. The following principles of construction will apply to this Agreement:
(a)Unless otherwise expressly stated in connection therewith, a reference in this Agreement to a “Section,” “Exhibit” or “party” refers to a Section of, or an Exhibit or a party to, this Agreement.
(b)The word “including” means “including without limitation.”
25.Headings and Titles. The headings and titles of Sections and the like in this Agreement are inserted for convenience of reference only, form no part of this Agreement and shall not be considered for purposes of interpreting or construing any provision hereof.
26.Representations and Covenants. In order to induce the Company to enter into this Agreement, Executive represents, warrants and covenants to the Company that Executive has the legal capacity and unrestricted right to execute and deliver this Agreement and to perform all of Executive’s obligations under this Agreement and such execution, delivery and performance will not violate or be in conflict with any fiduciary or other duty, instrument, agreement, document, arrangement or other understanding to which Executive is a party or by which Executive is or may be bound or subject, including, but not limited to, any non-competition, non-solicitation, confidentiality or other similar covenant or agreement.
27.Acknowledgement. Executive represents and certifies: that Executive has carefully read and fully understand all of the provisions and effects of this Agreement, and Executive has been given the opportunity to thoroughly discuss all aspects of it with Executive’s personal attorney; that Executive is voluntarily entering into this Agreement; and that neither the Company nor its agents, representatives or attorneys, make any representations concerning the terms or effects of this Agreement other than those contained herein. This Agreement was drafted mutually between the parties and shall not be construed otherwise.
28.Remedies Cumulative; No Waiver. No right conferred upon Executive by this Agreement is intended to be exclusive of any other right or remedy, and each and every such right or remedy shall be cumulative and shall be in addition to any other right or remedy given hereunder or now or hereafter existing at law or in equity. No delay or omission by Executive in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof, including, without limitation, any delay by Executive in delivering a Notice of Termination pursuant to Section 3 after an event has occurred that would, if Executive had resigned, have constituted a Termination in Connection with a Change of Control pursuant to Section 1.
[Signature Page Follows]

IN WITNESS WHEREOF, intending to be legally bound hereby, Executive and the Company have executed the foregoing Executive Change of Control Agreement.

EXECUTIVE	TELEFLEX INCORPORATED
By:
Name: Jason Weidman	Name: Andrew Krakauer
Title: Director

Date:	Date:

[Signature Page to Executive Change of Control Agreement]

Exhibit C
RELOCATION AND TEMPORARY HOUSING BENEFIT SUMMARY
Temporary Housing and Travel:
For the period beginning on your Start Date and ending no later than the Anniversary Date, the Company will offer the following:
•Reimburse your expenses from the Start Date to the Anniversary Date during the Relocation Transition Period for a fully furnished two-bedroom apartment near the Company’s headquarters in Wayne, Pennsylvania.
•Reimburse your travel expenses for business-related travel, including business travel between your office in California and the Company’s headquarters in Wayne, Pennsylvania.
•The Company will reimburse you for vehicle rental or other car service expenses during your time in Wayne, Pennsylvania. Such vehicle rental reimbursement will be instead of any car allowance you would otherwise be entitled to under the Company’s executive compensation benefits program.
Relocation Benefits:
In connection with your relocation to Wayne, Pennsylvania, which must occur no later than 24-months after the Start Date, the Company will:
•Assign a relocation company to assist with the transition for you and your family. The Company currently uses the firm ARIES.
•With regard to the sale of your current primary residence, we will:
oReimburse real estate agent fees up to 6% of the sales price and all normal seller title and closing costs; and
oReimburse customary costs to move your household goods, including packing and shipping expenses, and shipping of up to two cars.
•Reimburse up to two house hunting trips to the Wayne, Pennsylvania area for you and your immediate family.
•With regard to your purchase of a primary residence in the Wayne, Pennsylvania area, we will reimburse normal closing costs, including legal fees, appraisal fees, mortgage application fees, title searches, and similar fees and expenses. The Company will not reimburse points to buy down interest rates, normal seller expenses, or private mortgage insurance (PMI).

•Reimburse up to $15,000 for non-covered expenses related to your relocation.
•Gross up all covered relocation expenses that are included in your income for tax purposes.
All expenses with respect to the Relocation Benefits must be incurred no later than 24 months after your Start Date. Notwithstanding the additional time after the Anniversary Date that the Company is granting you to relocate your primary residence, beginning on the Anniversary Date, your primary place of employment will be the Company’s headquarters in Wayne, Pennsylvania, as set forth in the Offer Letter.
If your employment terminates for any reason other than due to your resignation for Good Reason or your termination of employment by the Company without Cause within two years after the Anniversary Date, you will be required to repay the Relocation Benefits you have received, including any tax assistance. By your signature on the Offer Letter, you agree to repay such amount to the Company no later than thirty (30) days after the effective date of your termination. You further authorize the Company to deduct the repayment amount from any wages or other payments owed to you by the Company (including, without limitation, a final paycheck or severance entitlements) any amount you owe the Company hereunder.
Any reimbursements payable to you under this Exhibit C will be paid to you no later than December 31st of the calendar year in which the expense was incurred. You will submit for reimbursement promptly following the date the expense is incurred. Your right to reimbursement under this Offer Letter will not be subject to liquidation or exchange for another benefit.
C-2